EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of August 20, 2024.

WALMART INC.

/s/ Gordon Y. Allison
Name: Gordon Y. Allison Title: Senior Vice President, Office of the Corporate Secretary, and Chief Counsel for Finance and Governance

NEWHEIGHT HOLDINGS LTD.

/s/ Stephane Reul
Name: Stephane Reul Title: Director

QOMOLANGMA HOLDINGS LTD.

/s/ Stephane Reul
Name: Stephane Reul Title: Director